Exhibit 10.10.3

AMENDED AND RESTATED

C&F FINANCIAL CORPORATION

2004 INCENTIVE STOCK PLAN

FORM OF

RESTRICTED STOCK AGREEMENT

Granted {DATE 1}

This Restricted Stock Agreement is entered into as of {DATE 1} pursuant to Article VIII of the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock awarded to {NAME} (the “Participant”).

1.	Award of Shares. In consideration of the services rendered to C&F Financial Corporation (the “Company”) and/or its Subsidiaries by the Participant as a Key Employee or Non-Employee Director of the Company or a Subsidiary, the Committee hereby grants to the Participant a Restricted Stock Award as of {DATE 1} (“Award Date”), covering {NUMBER} Shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement. This Award is granted pursuant to the Plan and is subject to the terms thereof.

2.	TARP Terminology. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Affected MHCE” means one of the Company’s top five most highly compensated employees as provided in the CPP Requirements for purposes of the golden parachute prohibition thereof.

(b)	“Aggregate TARP Financial Assistance” means all Company obligations arising from financial assistance provided to the Company under the CPP pursuant to authority granted under the EESA.

(c)	“CPP” means the Troubled Asset Relief Program Capital Purchase Program created by the Treasury Department pursuant to authority granted under the EESA.

(d)	“CPP Requirements” means the guidance and regulations issued by the Treasury Department with respect to the CPP, as such guidance and regulations may be amended from time to time.

(e)	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time.

(f)	“SEO” means a senior executive officer as defined in the CPP Requirements.

(g)	“TARP Period” has commenced on or before the Effective Date and ends on the day all Company obligations arising from financial assistance provided to the Company under the CPP are satisfied as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase common stock as provided in Section 111(a)(5) of the EESA.

(h)	“Treasury Department” means the U.S. Department of the Treasury.

3.	Vesting of Award Shares.

(a)	Subject to earlier vesting or forfeiture as hereinafter provided, the Participant’s interest in the Award Shares shall become non-forfeitable (“Vested” or “Vesting”) {INSERT VESTING SCHEDULE} (the “Vesting Date,” and the period from the Award Date through the Vesting Date being the “Vesting Period” with respect to the Award Shares).

(b)	In addition to Vesting under Paragraph 3(a), the following accelerated Vesting rules may apply:

(i)	If, at any time, the Participant’s employment with the Company and its Subsidiaries is terminated during the Vesting Period due to his death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested.

(ii)	If, on or after {DATE 1 + 2 years}, the Participant’s employment with the Company and its Subsidiaries is terminated during the Vesting Period due to retirement in accordance with any applicable Company policy on mandatory or permissive, early or normal retirement as in effect at the date of such retirement, and on the date of termination either (i) the TARP Period has ended or (ii) the Participant is not an SEO or an Affected MHCE, then any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested.

(iii)	If, on or after {DATE 1 + 2 years}, the Participant’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries during the Vesting Period for reasons other than for Cause, and on the date of termination either (i) the TARP Period has ended or (ii) the Participant is not an SEO or an Affected MHCE, then any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested.

(A)	“Cause” means continued neglect of duties and obligations, willful or material misconduct in connection with the performance of the Participant’s duties and obligations, repeated failure substantially to perform assigned duties appropriate for the Participant’s position, and any other conduct of the Participant involving moral turpitude, commission of a crime, engaging in Competition (as defined below) or Unauthorized Disclosure of Confidential Information (as defined below), habitual drunkenness or drug abuse, or any illegal act or intentional act evidencing bad faith by the Participant toward the Company or one of its Subsidiaries that would make retention of the Participant in his position with the Company or Subsidiary prejudicial to its best interests.

(B)	“Competition” means engaging by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, an independent contractor, or any other individual or representative capacity (unless the Participant’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such “competitive activity”) if it involves: (I) engaging in, or entering into services or providing advice pertaining to, any banking, lending, other financial activity or other business activity that the Company or any of its Subsidiaries actively engages in within fifty (50) miles of any branch or office of, or in any service area in which such activity is conducted by, the Company or any of its Subsidiaries, or (II) soliciting or contacting, either directly or indirectly, any of the customers of the Company or any of its Subsidiaries for the purpose of competing with the products or services provided by the Company or any of its Subsidiaries, or (III) employing or soliciting for employment any employees of the Company or any of its Subsidiaries.

(C)

“Unauthorized Disclosure of Confidential Information” means the disclosure by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, to any person other than as required by law or court order, or other than to an authorized employee of the Company or any Subsidiary, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties as an employee of, or in any other capacity for, the Company or any Subsidiary (including, but not limited to, disclosure to the Company’s or any Subsidiary’s outside counsel, accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information of the Company or any of its Subsidiaries with respect to any of the marketing or advertising, customers, services, solicitation techniques or methods, business plans and financial statements, reports and projections, or any other confidential information relating to or dealing with the business operations or activities of the Company or any of its Subsidiaries; provided, however, that: (I) confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same activity or an activity similar to that conducted by the Company or any of its Subsidiaries; and (II) the Participant shall be allowed to disclose confidential information to the Participant’s attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement, but only so long as the Participant both discloses to the Participant’s attorney the provisions of this paragraph and agrees not to waive the attorney-client privilege with respect thereto.

All determinations regarding Competition or Unauthorized Disclosure of Confidential Information under this Agreement shall be made by the Board of Directors of the Company, or a committee thereof, in its discretion.

(iv)	If, prior to {DATE 1 + 2 years}, the Participant’s employment is terminated due to a Change in Control of the Company during the Vesting Period, and on the date of termination either (i) the TARP Period has ended or (ii) the Participant is not an SEO or an Affected MHCE, then any remaining unvested Award Shares shall automatically be Vested if the Change in Control is also a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i)).

(v)	If, on or after {DATE 1 + 2 years}, a Change in Control of the Company occurs during the Vesting Period, the Participant has remained in employment with the Company and/or a Subsidiary through the date such Change in Control occurs, and on the date such Change in Control occurs either (i) the TARP Period has ended or (ii) the Participant is not an SEO or an Affected MHCE, then any remaining unvested Award Shares shall automatically be Vested.

4.	Transferability of Award Shares.

(a)	If the Vesting of any Award Shares occurs before the end of the TARP Period, such Vested Award Shares shall not become freely transferable until the first day after the TARP Period ends, subject however, to the following accelerated transferability (determined on a cumulative basis for Vested Award Shares):

(i)	25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable at the time of the Company’s repayment of 25% of the Aggregate TARP Financial Assistance,

(ii)	An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of the Company’s repayment of 50% of the Aggregate TARP Financial Assistance,

(iii)	An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of the Company’s repayment of 75% of the Aggregate TARP Financial Assistance, and

(iv)	The remainder of the Award Shares may become freely transferable at the time of the Company’s repayment of 100% of the Aggregate TARP Financial Assistance.

Notwithstanding the foregoing, where the Participant does not make an election with respect to the Award Shares under Section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Award Shares become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Vested Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) shall be made freely transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to such Vesting, and the number of such Vested Award Shares made freely transferable for this purpose shall not count toward the percentages in the schedule ((i) through (iv)) above.

(b)	If the Vesting of any Award Shares occurs after the end of the TARP Period, such Vested Award Shares shall also become freely transferable at the same time as Vesting occurs.

(c)	Except as contemplated in Paragraph 4(a) and/or (b), the Award Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way, otherwise than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, prior to the later of their Vesting or the end of the TARP Period (the period from the Award Date through such latter date being the “Period of Restriction”).

5.	Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Participant in book entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated {DATE 1}. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of C&F Financial Corporation.

6.	Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.

7.	Dividends and Other Distributions. During the Period of Restriction, subject to Paragraph 16, the Participant shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in Shares of Stock). If, during the Period of Restriction, any such dividends or distributions are paid in Shares of Stock with respect to the Award Shares, such Shares shall be registered in the name of the Participant and, if issued in certificate form, deposited with the Company as provided in Paragraph 5, and such Shares shall be subject to the same Vesting rules and restrictions on transferability as the Award Shares with respect to which they were paid.

8.	Forfeiture on Termination of Employment. Except as provided in Paragraph 3(b)(i) and 3(b)(iv), if the Participant’s employment with the Company and its Subsidiaries is terminated prior to {DATE 1 + 2 years}, all of the Award Shares shall be forfeited. If the Participant’s employment with the Company and its Subsidiaries is terminated on or after {DATE 1 + 2 years}, the balance of any Award Shares which are not considered Vested by or at the Participant’s termination of employment with the Company and its Subsidiaries shall be forfeited.

9.	Employment. Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company and its Subsidiaries or in any way affect any right of the Company and its Subsidiaries to terminate the Participant’s employment without prior notice at any time for any or no reason.

10.	Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes; or to retain and withhold a number of Shares of Stock having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld, in order to reimburse the Company for any such taxes.

11.	Compliance with Securities Laws. The Company covenants that it will attempt to maintain an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the Company that are the subject of this Award.

12.	Administration. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

13.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

14.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

15.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

16.	CPP Limitations.

(a)	The Company has participated in the CPP; and the Company is required to comply with the requirements of Section 111(b) of the EESA, in accordance with the CPP Requirements.

(b)

Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder, including where applicable vesting and/or transferability, shall be limited, deferred, forfeited and/or subject to repayment to the Company in accordance with the CPP

Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Participant, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof.

(c)	The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time.

(d)	This Agreement is intended to provide a grant of long-term restricted stock which complies with the requirements therefor under the CPP Requirements and shall be administered and interpreted in accordance with that intent and purpose.

To evidence their agreement to these terms, conditions, and restrictions, the Company and the Participant have signed this Agreement as of the date first above written.

C&F FINANCIAL CORPORATION	By:

Its:

PARTICIPANT:
{NAME}